Exhibit 10.1

Binding Term Sheet

between

Austrianova Singapore Pte. Ltd. and SG Austria Pte. Ltd.

and

PharmaCyte Biotech, Inc.

This Binding Term Sheet (“Term Sheet”) summarizes the principal terms of a transaction between Austrianova Singapore Pte. Ltd., a Singapore corporation, with a principal place of business at 3 Biopolis Drive, #05-19 Synapse, Singapore 138623 (“Austrianova Singapore”), SG Austria Pte. Ltd., a Singapore corporation, with a principal place of business at 3 Biopolis Drive, #05-19 Synapse, Singapore 138623 (“SG Austria” and together with Austrianova Singapore, “Austrianova”) and PharmaCyte Biotech, Inc., a Nevada corporation with a principal place of business at 22046 Avenida de la Carlota, Suite 600, Laguna Hills, California 92653, (“PharmaCyte”). The Term Sheet is intended to provide both: (a) guidance in the preparation of more complete written amendments to (i) that certain License Agreement, as amended, dated as of December 1, 2014, by and between PharmaCyte and Austrianova Singapore (“Cannabis License Agreement”), (b) that certain License Agreement, as amended, dated as of June 25, 2013, by and between PharmaCyte and Austrianova Singapore (“Diabetes License Agreement”) and (c) that certain Asset Purchase Agreement, as amended, dated as of May 26, 2011, by and between PharmaCyte and SG Austria (“Asset Purchase Agreement,” as amended and clarified and together with the Cannabis License Agreement and the Diabetes License Agreement, the “Agreements”); and (ii) evidence of legally binding agreement between the parties to this Term Sheet. The parties shall, in good faith, using reasonable commercial efforts, negotiate the terms and conditions of amendments to the Agreements as outlined below, which upon execution will supersede this Term Sheet based on the following guiding principles and summary of agreed upon terms and conditions.

1	Parties	Austrianova Singapore, SG Austria and PharmaCyte
2	Milestone Payments	All milestone payments outlined in Section 3.2 of the Cannabis License Agreement, Section 3.2 of the Diabetes License Agreement and Section 6 of the Third Addendum dated as of June 25, 2013, to the Asset Purchase Agreement (“Third Addendum”), as modified by the Clarification Agreement to the Third Addendum dated as of June 25, 2013, (“Clarification Agreement”) shall be deleted in their entirety and PharmaCyte shall no longer be obligated to pay any milestone payments to Austrianova.

3	Royalty Payments and Additional Consideration	•	The royalty payments on gross sales (as specified in Section 3.1.1 of each of the Diabetes License Agreement and the Cannabis License Agreement and Section 6.a of the Third Addendum shall be changed to 4%.
		•	The royalty payments on amounts received by PharmaCyte from sublicensees on sublicensees’ gross sales (as specified in Section 3.1.2 of each of the Diabetes License Agreement and the Cannabis License Agreement and Section 6.b of the Third Addendum) shall be changed to 20% of the amount received by PharmaCyte from its sublicensees, provided, however, that in the event the amounts received from PharmaCyte’s from sublicensees is 4% or less, Austrianova will receive 50% of what PharmaCyte receives (up to 2%) and then additionally 20% of any amount PharmaCyte receives over 4%.
		•	Austrianova will receive 50% of any other financial and non-financial consideration PharmaCyte receives from its sublicensees.

4	Right of First Refusal	PharmaCyte shall have right of first refusal for a five (5) year period in the event Austrianova sells, assigns or transfers at any time during such five (5) year period the Cell-in-a-Box® and its Associated Technology (as defined in the Agreements), which right of first refusal shall include the right to purchase all associated intellectual property, technology and/or trade secrets, including, but not limited to a non-exclusive license of the cellulose sulfate Austrianova utilizes with the Cell-in-a-Box® technology, and/or any manufacturing facility involving Cell-in-a-Box® cell encapsulation (collectively, “Technologies”); provided, however, Technologies does not include Bac-in-a-Box®.
5	Non-Solicit	Austrianova shall not solicit, negotiate, or entertain any inquiry regarding the potential acquisition of the Technologies for a period of one (1) year following the execution of this Term Sheet.

1

6	Scope of Diabetes Licensing Agreement	The scope of the Diabetes License Agreement shall be expanded such that the licensed rights cover all cells and cell lines of any kind or description now or hereinafter identified, including, but not limited to, primary cells, mortal cells, immortal cells and stem cells at all stages of differentiation and from any source specifically designed to produce insulin for the treatment of diabetes.
7	Payment	Upon execution of the amendments to the Agreements, PharmaCyte shall pay an aggregate total amount of $900,000 ratably over a six (6) month time period in equal amounts. Payments shall be made on or before the 1st of each month with a cure period of 20 calendar days.
8	Chief Scientific Officer Consulting Fees	Prof. Dr. Walter H. Günzburg shall continue to serve as the Chief Scientific Officer of PharmaCyte pursuant to that certain Consulting Agreement dated as of April 1, 2014, and for a period of six (6) months beginning September 1, 2017 shall not be entitled to any compensation from PharmaCyte for such services, except for the reimbursement of reasonable travel expenses.
9	Fees and Expenses	Austrianova and PharmaCyte each will pay their respective legal and other fees and expenses associated with all aspects of the transactions contemplated by this Term Sheet.
10	Confidentiality	Austrianova and PharmaCyte each agree that neither it, nor its respective subsidiaries, affiliates, employees or representatives will disclose any information of the other party that is deemed confidential, including, without limitation, the existence of this Term Sheet or the terms and conditions contained herein, except on a reasonable need to know basis. Notwithstanding the foregoing, the parties expressly acknowledge that PharmaCyte may file a copy and/or a description of, this Term Sheet with the United States Securities and Exchange Commission (“SEC”) in any of its SEC reports and filings, as well as incorporate them by reference into other SEC filings to the extent required by law.
11	Other

All other terms and conditions, usual and customary for an agreement of this type, would be negotiated, agreed upon between the parties and set forth in the amendments to the Agreements.

The amendments to the Agreements will contain the representations, warranties, covenants, conditions and other terms and provisions, including without limitation, related to termination, indemnification, insurance, that are commercially reasonable and typical for transactions of this type between similarly situated parties. The parties agree to negotiate the amendments to the Agreements in good faith.

This Term Sheet will be governed by and interpreted in accordance with the laws of Singapore.

Nothing in this Term Sheet shall prevent Austrianova from raising capital.

All pending issues and the matters not covered above in connection therewith (including the execution and delivery of the amendments to the Agreements) will be discussed and determined by the parties in good faith.

2

IN WITNESS WHEREOF, the parties have executed this binding Term Sheet through their duly authorized representatives on 30 August 2017 (“Effective Date”).

PharmaCyte Biotech, Inc.	Austrianova Singapore Pte. Ltd.	SG Austria Pte. Ltd.

Name: Kenneth L. Waggoner	Name: Walter H. Günzburg	Name: Brian Salmons

Title: Chief Executive Officer	Title: Chairman of the Board	Title: Chief Executive Officer

Signature: /s/ Kenneth L. Waggoner	Signature: /s/ Walter H. Günzburg	Signature: /s/ Brian Salmons

3